SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  July 24, 2008

Amazon Goldsands Ltd.
(Exact name of registrant as specified in its charter)

Nevada	000-51203	98-0425310
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 S. Virginia, 8th Floor, Reno, Nevada, USA	89501
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  _______________

Finmetal Mining Ltd. 666 Burrard Street Suite 500 Vancouver, British Columbia, Canada V6C 2X8 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On July 24th, 2008, the board of directors appointed Hector Ponte to act as our Chief Executive Officer, Principal Executive Officer, and as a member of the board of directors.  Also on July 24th, 2008 and in connection with Mr. Ponte's appointment, Daniel Hunter resigned as our Chief Executive Officer, Principal Executive Officer, and as a member of the board of directors.  There was no known disagreement with Mr. Hunter on any matter relating to the Company’s operations, policies or practices.

Mr. Ponte has served as director for various corporations: OreGalore, SA, Stenfield Minera SA, and Ponte Hnos y Cia SA.  He founded OreGalore SA in 2000 and continues to serve as President of the company.  Over the past five years, Mr. Ponte has served as Commercial Manager for numerous companies: Lonmin PLC (1996-Present), Latin American Minerals - Hidefield Argentina SA (2005-2007) and Recursos Maricunga SA (2007-Present).  He has also served as an independent consulting geologist for various local and international clients: Lonmin Management Services Ltd, Normabec SA, Horwath Consulting - Swedish Geological AB, Horwath Consulting - Kilborn do Brazil, INTEMIN - National Institute for Mining Technology, and Estudios y Servicios SRL.

There are no family relationships between Mr. Ponte and any of our directors or executive officers.

Mr. Ponte has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years.  At this time, we do not have any employment agreement with Mr. Ponte.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Amazon Goldsands Ltd.

/s/  Robert Van Tassell
Robert Van Tassell
Director

Date: July 24th , 2008